NEWS RELEASE

BIOLASE AMENDS CREDIT AGREEMENTS WITH COMERICA BANK

IRVINE, CA (September 10, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, and a pioneer in laser surgery in other medical specialties, today announced that effective September 6, 2013 it amended the terms of its two revolving credit facility agreements (the “Credit Agreements”) with Comerica Bank (“Comerica”).

BIOLASE’s Credit Agreements with Comerica, as previously amended, provide for borrowings against certain domestic accounts receivable and inventory (the “Domestic Revolver”) and certain export related accounts receivable and inventory (the “Ex-Im Revolver”). Amendment No. 3 to the Loan and Security Agreement (“Amendment No. 3”) reverted the available maximum borrowings under the Domestic Revolver to $4 million from $6 million (in addition to up to another $4 million on the Ex-Im Revolver). The interest rates on the outstanding principal balance of the credit facilities will continue to bear interest at annual percentage rates equal to the daily prime rate plus 2.00% for the Domestic Revolver and 1.50% for the Ex-Im Revolver. Amendment No. 3 also revised certain financial covenants for the quarters ending September 30, 2013 and December 31, 2013, as defined therein. The maturity date for the Credit Agreements remains May 1, 2014.

Federico Pignatelli, Chairman and CEO, said, “We are very pleased that we have completed the process of amending our Credit Agreements with Comerica Bank. BIOLASE is now entering what has traditionally been its strongest revenue period of the year, September through December, and finalizing the Amendment No. 3 provides us with the flexibility to continue our growth while on the way to generating cash and profitability. Comerica has been a good lending partner. We appreciate their continued support of our long-term strategic business objectives and look forward to building further on our relationship.”

In connection with Amendment No. 3, the Company also issued warrants to Comerica (the “2013 Comerica Warrants”) to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The 2013 Comerica Warrants vest in four equal quarterly tranches beginning on December 31, 2013 and will expire if unused on September 6, 2018. The Company incurred a fee of $8,000 to process the amendment.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 23,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700